                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           NETAMERICA.COM CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                   Delaware                                              11-2936371
-------------------------------------------------      -----------------------------------------------
    (State of Incorporation or Organization)              (I.R.S. Employer Identification Number)

        2 Embarcedero Center, Suite 200
               San Francisco , CA                                          94111
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    (Address of Principal Executive Offices)                             (Zip Code)


If this form relates to the registration of a class of            If this form relates to the registration of a class of
securities pursuant to  Section 12(b) of the Exchange Act         securities pursuant to Section 12(g) of the Exchange Act
and is effective pursuant to General Instruction A.(c),           and is effective pursuant to General Instruction A.(d),
please check the following box.  [X]                              please check the following box.   [ ]

Securities Act registration statement file number to which this form relates:
                                                                 33-19139-NY
                                                               ---------------
                                                               (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

              Title of Each Class                              Name of Each Exchange on Which
              to be so Registered                              Each Class is to be Registered
-------------------------------------------------      -----------------------------------------------
    Common Stock, par value .0001 per share                        NASDAQ National Market
                                                                  American Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)

                                     ITEM 1.

             DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

DESCRIPTION OF COMMON STOCK

        The authorized capital stock of the Company consists of 300,000,000 shares of common stock, $.0001 par value per share, of which 17,019,651 were issued and outstanding on April 14, 2000. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

        Dividends

        Holders of the common stock are entitled to receive dividends, when, and as, declared by the Company's Board of Directors out of funds available therefore. Any such dividends may be paid in cash, property or shares of the common stock.

        Voting Rights

        Each holder of common stock is entitled to one vote per share on all matters submitted to the vote of stockholders, including the election of directors. Holders of common stock do not have cumulative voting rights. The absence of cumulative voting means that the holders of more than 50% of the shares voting for the election of directors can elect all directors if they so choose. The affirmative vote of a majority of a quorum of stockholders is required for approval of all other items. A majority of the shares issued and outstanding and entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of stockholders.

        Preemption, Conversion, Redemption and Sinking Funds

        Holders of common stock have no preemptive or conversion rights, no redemption or sinking fund provisions and are not liable to further call or assessment.

        Liquidation Rights

        Holders of common stock are entitled to share ratably in any assets available for distribution to holders of the Company's equity securities upon liquidation of the Company.

                                     ITEM 2.

                                    EXHIBITS

        1. Certificate of Incorporation as amended, filed with the Form 10-Q dated September 30, 1999, incorporated herein by reference.

        2. Amended and Restated By-Laws, filed with the Form 10-Q dated September 30, 1999, incorporated herein by reference.

                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Date: April 14, 2000

                                       NETAMERICA.COM CORPORATION



                                       By: /s/ Philip Rice
                                          --------------------------------------
                                       Name: Philip Rice
                                       Title: Executive Vice President and
                                              Chief Financial Officer